Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2006, with respect to the financial statements of Avigen, Inc. included in the Joint Proxy Statement/Prospectus of MediciNova, Inc. and Avigen, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of MediciNova, Inc. for the registration of its secured convertible notes and 5,558,823 shares of its common stock.

/s/    ERNST & YOUNG LLP

Palo Alto, California

October 23, 2009